Exhibit 11



                                   WALTER INDUSTRIES, INC.
                                NET LOSS PER SHARE CALCULATION
                           (in thousands, except per share amount)


                                                        Three months ended          Nine months ended
                                                         February 29, 1996           February 29, 1996
                                                         -----------------           -----------------
                                                        Dollars     Shares          Dollars      Shares
                                                        -------     ------          -------      ------

      Loss before extraordinary item                 $(118,159)                    $(119,012)

      Weighted average shares of
           Common Stock outstanding (a)                             50,989                        50,989
                                                                    ======                        ======

      Per share loss before extraordinary item                      $(2.32)                       $(2.34)

      Extraordinary item - loss on debt repayment       (5,404)                       (5,404)

      Per share loss from extraordinary item                         ( .10)                        ( .10)
                                                      --------                     ----------


      Net loss                                       $(123,563)                    $(124,416)
                                                     =========      ------         ==========     ------
      Per share                                                     $(2.42)                       $(2.44)
                                                                    ======                        ======


(a)   Does not include 3,880,140 shares issued to an escrow account on September
      13, 1995 pursuant to the Consensual Plan because such issuance is contingent on future events and would be anti-dilutive.


In management's opinion, per share information for the three months ended and nine months ended February 28, 1995 is not relevant given the significant change in the Company's capital structure which occurred as a result of the Company's reorganization pursuant to the Consensual Plan (see Note 1 of Notes to Consolidated Condensed Financial Statements included in Part I - Financial
Information).



